EXHIBIT 5.1

Telephone (303) 893-2300	KRYS BOYLE, P.C. Attorneys at Law Suite 2700 South Tower 600 Seventeenth Street Denver, Colorado 80202-5427	Facsimile (303) 893-2882
August 16, 2005
Delta Petroleum Corporation
Suite 1400
475 17th Street
Denver, Colorado 80202
Dear Board of Directors:
     We have acted as counsel to Delta Petroleum Corporation, a Colorado corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended a total of 1,650,000 shares (the “Shares”) of its common stock, $.01 par value(the “Common Stock”) for issuance under the Company’s 2004 Incentive Plan. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.
     In connection with this opinion, we have examined the Company’s Articles of Incorporation and Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
     Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that the 75,000 Shares that have been issued under the 2004 Incentive Plan have been duly and validly authorized and are duly and validly issued and fully paid and non-assessable, and the remaining 1,575,000 Shares have been duly and validly authorized by the Company and will be, when issued in accordance with the Company’s 2004 Incentive Plan, duly and validly issued and fully paid and non assessable.
     Our opinion is limited to the laws of the State of Colorado, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/ KRYS BOYLE, P.C.
KRYS BOYLE, P.C.